UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 11, 2006 (October 11, 2006)
LOUDEYE CORP.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-29583	91-1908833

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1130 Rainier Avenue South Seattle, Washington	98144

(Address of Principal Executive Offices)	Zip Code
(206) 832-4000
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
Special Meeting of Stockholders
     On October 11, 2006, Loudeye Corp. held a special meeting of stockholders to consider and vote on a proposal to adopt the Agreement and Plan of Merger dated as of August 7, 2006, by and among Loudeye Corp., Nokia Inc., and Loretta Acquisition Corporation, a wholly-owned subsidiary of Nokia (the “Merger Agreement”). Of the 13,251,531 shares of Loudeye common stock outstanding as of the August 31, 2006 record date for the special meeting of stockholders, 7,649,116 shares were present in person or by proxy (or 57.72% of our outstanding common stock as of the record date).
     The proposal to adopt the Merger Agreement passed with the following results:

Votes For	Votes Against	Abstain
6,928,074 shares, or 52.28% of	595,915 shares, or 4.50% of	125,127 shares, or 0.94% of
outstanding shares or 90.57% of	outstanding shares or 7.79% of	outstanding shares or 1.64% of
votes cast	votes cast	votes cast
     Closing of the proposed merger transaction remains subject to satisfaction by Loudeye or waiver by Nokia of certain conditions to closing, including (i) obtaining consent from third parties to the continuation, modification, extension and/or termination of certain specified contracts, and (ii) the absence of a material adverse effect in Loudeye’s business or operations, including as a result of loss of employees, loss of customers or failure to maintain a minimum specified cash balance, each as described in the Merger Agreement. Subject to confirmation from Nokia that it will waive any conditions to closing that have not yet then been satisfied, Loudeye anticipates closing the proposed merger on or about October 16, 2006.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Loudeye Corp.
Dated: October 11, 2006	By:	/s/ Michael A. Brochu
Michael A. Brochu
President & Chief Executive Officer